SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AMERITRADE HOLDING CORPORATION

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Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-6(b) under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

2006 Fiscal Year Bonus Program
On December 29, 2005, the Compensation Committee of the Board of Directors of Ameritrade Holding Corporation (“Ameritrade”) approved the performance metrics and target incentives for eligible participants under the Ameritrade Holding Corporation 2002 Management Incentive Plan (the “MIP”). The MIP is a stockholder approved bonus plan that is intended to be qualified under Section 162(m) of the Internal Revenue Code in order to maximize tax deductibility for Ameritrade, while providing strong incentive for goal achievement at the highest levels of the organization. Each fiscal year the Compensation Committee establishes the performance goals that must be achieved for awards under the MIP and establishes target incentive levels for eligible participants.
For fiscal year 2006, the Compensation Committee determined that the performance criteria will be based on Ameritrade’s earnings per share (“EPS”). Eligible participants include the executive officers of Ameritrade. Certain executives of TD Waterhouse Group, Inc. (“TDW”) expected to become executives of TD Ameritrade upon completion of Ameritrade’s acquisition of TDW will also be participants under the MIP if the acquisition is completed. The Compensation Committee established two formulas with respect to components of each participant’s bonus award, subject to the Compensation Committee’s authority to award a lesser amount.
The first component of the bonus payment under the MIP is based on the participant’s base salary for fiscal year 2006. Base salary is multiplied by a bonus opportunity percentage, which varies depending on the participant, multiplied by two multiplied by a percentage metric measuring Ameritrade’s actual financial performance based upon EPS. The bonus opportunity percentage under the MIP for certain of the executive officers ranges from 75% to 200% of base salary (depending on the executive’s position) if the TDW transaction is completed, and from 60% to 104.2% if the TDW transaction is not completed.
The second component of the bonus payment under the MIP is a discretionary bonus payment from a bonus pool (the “Discretionary Component”), which will only be paid if the target EPS for fiscal year 2006 is met. The bonus pool is $5 million if the TDW transaction is completed and $2 million if the TDW transaction is not completed. With respect to the Discretionary Component, each participant may not receive any bonus payments in excess of such participant’s base salary multiplied by his or her bonus opportunity percentage multiplied by 1.5.
A portion of the bonus payment under the MIP for certain participants will be paid in cash and the remaining portion will be paid in the form of an equity award granted under the Ameritrade 1996 Long Term Incentive Plan, based on the value of Ameritrade common stock at the time of grant, if the TDW transaction is completed. If the TDW transaction is not completed, the bonus payments will be paid entirely in cash.
No executive officer may receive aggregate bonus payments for fiscal year 2006 in excess of $5 million.
New base salary and other compensation terms for the executives, including the executives of TDW who are expected to become executives of TD Ameritrade upon completion of Ameritrade’s acquisition of TDW, are currently under consideration by Ameritrade’s Compensation Committee as described in Ameritrade’s definitive proxy statement relating to the TDW transaction described below.
As a result of the higher bonus target percentages associated with the acquisition of TDW, Ameritrade’s executive officers have interests in the acquisition of TDW that are different from, or in addition to, the interests of other Ameritrade stockholders. Ameritrade stockholders should consider these interests when considering Ameritrade’s board of directors’ recommendation to vote in favor of the proposals (and sub-proposals) presented in Ameritrade’s definitive proxy statement relating to the TDW transaction. Additional information regarding the special interests of Ameritrade’s executive officers in the proposed transaction with TDW is included in the definitive proxy statement of Ameritrade.
Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade filed a definitive proxy statement concerning the transaction with the Securities and Exchange Commission (“SEC”) with a filing date of December 5, 2005. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.